Exhibit 99.1

News Release: IMMEDIATE RELEASE

For further information, contact:

Suzie Singer, Corporate Communications	812.376.1917
Greg Ehlinger, Chief Financial Officer	812.379.7603
Conference call, 1:00 P.M., EST February 6, 2006	800.559.2403
Confirmation #13796786
Replay available at http://www.irwinfinancial.com/ir-set.html

IRWIN FINANCIAL CORPORATION ANNOUNCES

FOURTH QUARTER 2005 RESULTS

  Record Results in Commercial Segments
  Continued Low Margins in Mortgage Segments
  Call of Capital Securities

(Columbus, IN, February 3, 2006) Irwin Financial Corporation (NYSE: IFC), a bank holding company focusing on small business and mortgage banking today announced net income for the fourth quarter of 2005 of $6.5 million or $0.23 per diluted share. This compares with net income of $13.9 in the fourth quarter of 2004 and $18.5 million in the third quarter of 2005. Despite record net income from the Corporation's commercial segments, consolidated results were negatively affected by lower mortgage loan production and reduced gains on sales of mortgage loans and servicing rights (MSRs). For the year, net income totaled $19.0 million or $0.66 per share, a 71 percent year-over-year decline in earnings per share. Return on average equity was 5.0 and 4.0 percent, for the quarter and year, respectively.

The Corporation is issuing a call notice today to redeem the securities underlying IFC Capital Trust III, from which $51.7 million of 8.75 percent convertible trust preferred securities (NYSE: IFC.N, CUSIP # 449498203) were issued and remain outstanding. The shares will be redeemed on March 6, 2006, at their par value of $25 per share plus accrued interest through March 3, 2006. In lieu of redemption for cash, the trust preferred securities are convertible at the option of the holder into Irwin Financial Corporation common stock (NYSE: IFC) at any time up to 5:00 p.m. EST on March 3, 2006. If converted, each share of convertible trust preferred securities will be exchanged for 1.2610 shares of common stock, which equates to a common stock conversion price of $19.825/share.

Finally, the Corporation today announced that it had completed the necessary restatement and amended filing of its interim financial statements included in the Corporation's Quarterly Reports on Form 10-Q for the first and second quarters of 2005 and the annual financial statements for the year ended December 31, 2004, included in the Corporation's Annual Report on Form 10-K. As previously reported, the restatements were necessitated by the determination, made in November 2005, that certain incentive servicing fees should be accounted for under SFAS 140, rather than SFAS 133 as the Corporation had been using. The restatements had the effect of reducing reported GAAP net income in each of the three reporting periods, but had no affect on operating cash flows.

"Both Irwin Union Bank and Irwin Commercial Finance had record net income in 2005. We are very pleased with the continuing, steady progress we are making in these segments," said Will Miller, Chairman of Irwin Financial. "We believe those segments have positioned themselves for significant growth in attractive markets over the next decade," Miller said, "and that appropriately managed growth and investment in these businesses has the potential to create significant value for all our stakeholders.

"Last week we announced a decision to consider strategic alternatives for our conventional first mortgage banking line of business, including the possible sale of Irwin Mortgage. We are making good progress in that evaluation. We believe the progress we made in 2005 will position us for creditworthy, profitable growth in the other three segments in 2006 and beyond," Miller concluded.

Financial highlights for the period include:

Consolidated Results.

	4Q	4Q	Percent Change	3Q	Percent Change	Full-Yr	Full-Yr	Percent Change
$ in millions, except EPS	2005	2004		2005		2005	2004
Net Interest Income After Provision for Losses	$62	$61	3%	$64	(2)%	$239	$238	0%
Non-Interest Income	22	60	(63)	44	(48)	120	284	(58)
Total Consolidated Net Revenues	85	121	(30)	107	(21)	360	521	(31)
Non-Interest Expense	75	97	(23)	80	(6)	332	407	(19)
Net Income	6.5	13.9	(54)	18.5	(65)	19.0	68.4	(72)
Earning per Share (diluted)	0.23	0.47	(51)	0.61	(62)	0.66	2.28	(71)
Loans and Leases	4,499	3,450	30	4,026	12
Mortgage Loans Held for Sale	1,294	891	45	1,565	(17)
Deposits	3,899	3,395	15	4,130	(6)
Shareholders' Equity	512	501	2	508	1
Total Risk-Based Capital Ratio	13.2%	15.9%		13.1%
Return on Average Equity	5.0%	11.3%		14.6%		4.0%	14.5%

Consolidated net revenues decreased on a sequential quarter basis largely due to reduced secondary market gains on mortgage loan sales, MSR impairment and the absence of mortgage servicing sales in the current period. Net interest income prior to loss provision increased $2 million on a sequential quarter basis (10 percent on an annualized basis) reflecting growth in our loan portfolio.

The consolidated loan and lease portfolio was $4.5 billion as of December 31, 2005, a $0.5 billion increase as compared to the end of the third quarter. This growth reflects an increase of $125 million in commercial portfolios and a reclassification of approximately $400 million in home equity portfolio from held-for-sale to held-for-investment. An asset-backed financing was issued in January 2006 to provide permanent funding for the majority of these loans. Mortgage loans held for sale totaled $1.3 billion, down from $1.6 billion at the end of the third quarter, largely reflecting lower mortgage production and the reclassification noted above.

Deposits totaled $3.9 billion at December 31, down $0.2 billion from September 30. The majority of the decline in deposits was attributable to the delivery in the fourth quarter of mortgage servicing rights and associated escrow deposits sold in the third quarter. Average core deposits increased to $2.5 billion during the fourth quarter, a 19 percent annualized growth over the third quarter.

The Corporation had $512 million or $17.90 per share in common shareholders' equity as of December 31, 2005. At quarter end, Tier 1 Leverage Ratio and Total Risk-based Capital Ratio were 10.4 percent and 13.2 percent, respectively, compared to 10.3 percent and 13.1 percent as of September 30, 2005.

Nonperforming assets (including other real estate owned of $15 million) were $54 million or 0.81 percent of total assets as of December 31, 2005, up from $50 million or 0.77 percent of total assets at the end of September. The on-balance sheet allowance for loan and lease losses totaled $60 million as of December 31, up $6 million from the end of the third quarter. The ratio of on-balance sheet allowance for loan and lease losses to nonperforming loans and leases was 160 percent at December 31, compared to 147 percent at September 30.

The consolidated loan and lease loss provision totaled $9 million, compared with $6 million during the third quarter of 2005 and compared favorably to quarterly net charge-offs, which totaled $3 million. For the year, provision totaled $27 million, compared with net charge-offs of $11 million. Consolidated thirty-day and greater delinquencies increased modestly on a sequential quarter basis. The specific levels of 30-day and greater delinquencies, the ratio of charge-offs to average loans and leases, and the allowance for loan and lease losses to total loans and leases for principal credit-related portfolios are shown in the next table.

	Commercial Banking	Home Equity Lending On-Balance Sheet1	Commercial Finance
December 31, 2005 Portfolio (in $Billions)	$2.7	$1.5	$0.8

30-Day and Greater Delinquencies
December 31, 2005	0.13%	2.23%	0.66%
September 30, 2005	0.12	2.01	0.59
June 30, 2005	0.15	1.70	0.54
March 31, 2005	0.66	1.82	1.10
December 31, 2004	0.11	1.93	0.70

Annualized Net Charge-offs
4Q05	0.16%	0.26%	0.47%
3Q05	0.09	0.36	0.58
2Q05	0.13	0.43	0.88
1Q05	0.07	0.15	0.88
4Q04	0.10	0.79	2.67

Allowance to Loans and Leases1
December 31, 2005	0.92%	2.40%	1.32%
September 30, 2005	0.93	2.89	1.37
June 30, 2005	0.96	1.84	1.42
March 31, 2005	1.00	2.05	1.58
December 31, 2004	1.00	1.92	1.54
  Home Equity on -balance sheet Allowance to Loans and Leases relates to Loans Held for Investment portfolio only.

The company updated estimates, reflected in allowance for loan and lease losses and other reserves, for losses in consumer mortgage segments as a result of hurricanes Katrina and Rita. Total reserves for these potential losses now total $1.2 million, compared to an estimate of $1.7 million as of September 30. Estimates involved the use of considerable judgment and assumptions about uncertain matters including the number of properties damaged, the extent of damage, and insurance recoveries. The company will continue to assess the financial impact of the hurricanes as more information becomes available.

Segment Results

Net income (loss) by line of business is shown below, with additional detail available in the segment summary tables at the end of this release and in the Corporation's Form 10-K when it becomes available.

Net Income(loss) ($ in millions)	4Q	4Q	Percent Change	3Q	Percent Change	Full-Yr	Full-Yr	Percent Change
	2005	2004		2005		2005	2004
Commercial Banking	$8.7	$6.7	29	$7.6	13	$27.4	$23.4	17
Commercial Finance	2.8	1.1	156	2.5	9	7.4	3.2	131
Mortgage Banking	(2.6)	1.0	NM	5.9	NM	(16.2)	20.3	NM
Home Equity	(1.5)	6.0	NM	2.2	NM	2.3	28.1	(92)
Other Segments, Including Parent	(1.0)	(0.8)	(25)	0.2	NM	(1.9)	(6.5)	71
Consolidated Net Income	6.5	13.9	(54)	18.5	(65)	19.0	68.4	(72)

Commercial banking earned net income of $8.7 million, a $1.1 million increase over the third quarter of 2005 and an increase of $1.9 million from the fourth quarter of 2004. The quarterly net income is a record for this segment. The improvements reflect increases in net interest income from loan portfolio growth. Net income for the year was $27.4 million, again, a record for this segment. The segment's compound annual growth in net income has been 19 and 31 percent, respectively over the past three and five years.

The commercial banking segment continued to have good loan growth. Loans outstanding as of December 31, 2005, totaled $2.7 billion, representing a $0.1 billion or 10 percent annualized growth since September 30. Net interest margin was 3.81 percent during the quarter, down modestly from 3.83 percent during the third quarter.

Credit quality continues to be strong. As noted in the table above, thirty-day and greater delinquencies were 0.13 percent as of December 31, compared to 0.12 percent at September 30. The commercial banking segment's loan and lease loss provision of $1.4 million during the fourth quarter was unchanged from the third quarter and compared favorably to net charge-offs of $1.1 million.

The commercial finance line of business earned $2.8 million in the fourth quarter, a $0.2 million increase as compared to the third quarter of 2005. Loan and lease fundings totaled $139 million during the quarter compared to $119 million in the third quarter. Both the net income and the level of loan originations were quarterly records for the segment. Net income for the year was $7.4 million, also a record for this segment which was a start-up in 2000.

The segment's loan and lease portfolio now totals $0.8 billion, representing a $0.1 billion or 38 percent annualized growth since September 30. Net interest income totaled $9.2 million, a $0.2 million sequential quarter increase. Gain on sales of loans totaled $0.3 million, compared to $1.5 million in the prior quarter. Net interest margin decreased to 4.65 percent from 4.95 percent during the third quarter, reflecting competitive conditions in the leasing channel.

The loan and lease loss provision in this segment totaled $1.4 million during the quarter, unchanged from the prior quarter, reflecting continued loan and lease growth and stable credit quality. Net charge-offs declined to $0.9 million, as compared to $1.1 million in the prior quarter. The thirty-day and greater delinquency ratio in this segment increased slightly to 0.66 percent at December 31, from 0.59 percent on September 30.

Mortgage banking recorded a net loss of $2.6 million, compared to net income of $5.9 million in the third quarter and earnings in the prior year period of $1.0 million. The decline results principally from lower loan production, lower secondary market loan and servicing sales, and net impairment of MSRs. The segment recorded a net loss for the year of $16.2 million

Loan production of $2.4 billion decreased 26 percent as compared to originations of $3.2 billion in the third quarter. In addition, net margins reflected in the gain on sale of loans continue to show signs of intense price competition.

The segment had no bulk MSR sales in the quarter which led to a sequential quarter decline in revenues of $9.4 million associated with this activity. The segment's servicing portfolio totaled $18.3 billion at December 31, 2005, down $0.2 and $7.9 billion, respectively compared with September 30, 2005, and December 31, 2004.

The line of business recorded net impairment of MSRs of $6.1 million during the fourth quarter, largely reflecting a basis mismatch in its hedge and MSR portfolio. During the quarter, mortgage rates underlying the bulk of the rate risk in the servicing portfolio rose by approximately 7 basis points, whereas rates underlying hedge instruments rose by approximately 16 basis points.

The home equity segment lost $1.5 million during the fourth quarter, compared with net income of $2.2 million during the third quarter. The decline in net income was principally due to reduced margins on secondary market loan sales and increased provision, reflecting loan portfolio growth. Credit quality continues to meet management's expectations. The segment earned $2.3 million for the year.

Loan originations totaled $318 million in the fourth quarter, down 28 percent from $444 million in the third quarter and compared to loan sales of $164 million during the quarter. The decline in production reflects a refinement to loan pricing policies and reductions in portfolio acquisitions.

As noted above, the company reclassified approximately $400 million from loans-held-for-sale to loans-held-for-investment during the quarter. Due in part to this reclassification, the line of business increased its loan loss provision on a sequential quarter basis from $3.1 million in the third quarter to $6.1 million in the fourth quarter. Approximately $2.8 million of the fourth quarter provision related to the change in loan classification noted above and approximately $2.9 million was related to reserve increases for bankruptcy filings which rose in October in advance of federal bankruptcy law changes.

The company recorded revenues from cash collections of $0.5 million on incentive servicing fees, down from $0.9 million in the third quarter of 2005.

The parent and other consolidating entities lost $1.0 million during the fourth quarter, compared to a loss of $0.8 million in the fourth quarter of 2004. For the year, these entities lost $1.9 million, compared with a loss of $6.5 million in 2004.

About Irwin Financial

Irwin® Financial Corporation (http://www.irwinfinancial.com) is a bank holding company with a history tracing to 1871. The Corporation, through its principal lines of business - Irwin Union Bank, Irwin Commercial Finance, Irwin Home Equity Corporation and Irwin Mortgage Corporation - provides a broad range of financial services to consumers and small businesses in selected markets in the United States and Canada.

About Forward-Looking Statements

This press release contains forward-looking statements and estimates that are based on management's expectations, estimates, projections, and assumptions. These statements and estimates include but are not limited to earnings estimates and projections of financial performance and profitability, and projections of business strategies and future activities. These statements involve inherent risks and uncertainties that are difficult to predict and are not guarantees of future performance. Words that convey our beliefs, views, expectations, assumptions, estimates, forecasts, outlook and projections or similar language, or that indicate events we believe could, would, should, may or will occur (or might not occur) or are likely (or unlikely) to occur, and similar expressions, are intended to identify forward-looking statements, which may include, among other things:

  statements and assumptions relating to projected growth in our earnings, projected loan originations, net interest and margins, and the relative performance of our lines of business;
  statements and assumptions relating to projected trends or potential changes in our asset quality, loan delinquencies, charge-offs, reserves and asset valuations, including valuations of our servicing and residual portfolios and incentive servicing fees; and
  any other statements that are not historical facts.

We qualify any forward-looking statements entirely by these cautionary factors.

Actual future results may differ materially from what is projected due to a variety of factors including: potential changes in direction, volatility and relative movement (basis risk) of interest rates, which may affect consumer demand for our products and the success of our interest rate risk management strategies; staffing fluctuations in response to product demand; the relative profitability of our lending operations; the valuation and management of our residual, servicing and derivatives portfolios, including assumptions we embed in the valuation and short-term swings in the valuation of such portfolios due to quarter-end movements in secondary market interest rates which are inherently volatile; borrowers' refinancing opportunities, which may affect the prepayment assumptions used in our valuation estimates and which may affect loan demand; unanticipated deterioration in the credit quality of our loan and lease assets, including deterioration resulting from the effects of recent natural disasters; unanticipated deterioration in or changes in estimates of the carrying value of our other assets, including securities; difficulties in delivering products to the secondary market as planned; difficulties in expanding our business and obtaining funding as needed; competition from other financial service providers for experienced managers as well as for customers; changes in the value of companies in which we invest; changes in variable compensation plans related to the performance and valuation of lines of business where we tie compensation systems to line of business performance; unanticipated outcomes in litigation; unanticipated difficulty or delay in redeeming the trust preferred securities; legislative or regulatory changes, including changes in tax laws or regulations, changes in the interpretation of regulatory capital rules, changes in consumer or commercial lending rules or rules affecting corporate governance, and the availability of resources to address these rules; changes in applicable accounting policies or principles or their application to our businesses or final audit adjustments; additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; the final outcome and implications of our consideration of strategic alternatives for our conventional mortgage banking segment, or governmental changes in monetary or fiscal policies. We undertake no obligation to update publicly any of these statements in light of future events, except as required in subsequent reports we file with the Securities and Exchange Commission.

The Corporation will host a conference call to review results Monday, February 6, at 1:00 p.m. EST. Greg Ehlinger, Senior Vice President and CFO, Will Miller, CEO, and Jody Littrell, Vice President and Controller, of Irwin Financial Corporation, will be the speakers on the call. The toll-free number for the call is (800) 559-2403; please tell the operator you would like to join the Irwin Financial call, confirmation #13796786. A replay of the call will be available on the Irwin Financial Corporation website at http://www.irwinfinancial.com/ir-set.html.

# # #

IRWIN FINANCIAL CORPORATION
Selected Consolidated Financial Highlights
($'s in thousands, except per share data) Unaudited
	Q4-2005	Q4-2004	$ Change	% Change	Q3-2005
		(Restated)
Net Interest Income	$71,317	$62,959	$8,358	13.3%	$69,515
Provision for Loan and Lease Losses	(8,916)	(2,357)	(6,559)	(278.3)	(5,772)
Noninterest Income	22,476	60,016	(37,540)	(62.5)	43,555
Total Net Revenues	84,877	120,618	(35,741)	(29.6)	107,298
Noninterest Expense	74,802	96,550	(21,748)	(22.5)	79,723
Income before Income Taxes	10,075	24,068	(13,993)	(58.1)	27,575
Income Taxes	3,624	10,132	(6,508)	(64.2)	9,082
Net Income	$6,451	$13,936	($7,485)	(53.7)	$18,493

Dividends on Common Stock	$2,862	$2,276	$586	25.7%	$2,859

Diluted Earnings Per Share (31,488 Weighted Average Shares Outstanding)	$0.23	$0.47	($0.24)	(51.1)%	$0.61
Basic Earnings Per Share (28,572 Weighted Average Shares Outstanding)	0.23	0.49	($0.26)	(53.1)	0.65
Dividends Per Common Share	0.10	0.08	0.02	25.0	0.10

Net Charge-Offs	$2,980	$5,757	($2,777)	(48.2)%	$2,865

Performance Ratios - Quarter to Date:
Return on Average Assets	0.4%	1.0%			1.1%
Return on Average Equity	5.0%	11.3%			14.6%

	YTD-2005	YTD-2004	$ Change	% Change
		(Restated)
Net Interest Income	$265,890	$252,078	$13,812	5.5%
Provision for Loan and Lease Losses	(26,852)	(14,195)	(12,657)	(89.2)
Noninterest Income	120,486	283,528	(163,042)	(57.5)
Total Net Revenues	359,524	521,411	(161,887)	(31.0)
Noninterest Expense	331,555	407,235	(75,680)	(18.6)
Income before Income Taxes	27,969	114,176	(86,207)	(75.5)
Income Taxes	8,982	45,732	(36,750)	(80.4)
Net Income	$18,987	$68,444	($49,457)	(72.3)

Dividends on Common Stock	$11,426	$9,065	$2,361	26.0%

Diluted Earnings Per Share (28,841 Weighted Average Shares Outstanding)	$0.66	$2.28	(1.62)	(71.1)%
Basic Earnings Per Share (28,518 Weighted Average Shares Outstanding)	0.67	2.42	(1.75)	(72.3)
Dividends Per Common Share	0.40	0.32	0.08	25.0

Net Charge-Offs	$11,241	$22,845	($11,604)	(50.8)%

Performance Ratios - Year to Date:
Return on Average Assets	0.3%	1.3%
Return on Average Equity	4.0%	14.5%

	December 31,	December 31,			September 30,
	2005	2004	$ Change	% Change	2005
		(Restated)
Loans Held for Sale	$1,293,519	$890,711	$402,808	45.2%	$1,565,460
Loans and Leases in Portfolio	4,498,829	3,450,440	1,048,389	30.4	4,025,815
Allowance for Loan and Lease Losses	(59,749)	(44,443)	(15,306)	(34.4)	(53,896)
Total Assets	6,646,524	5,235,820	1,410,704	26.9	6,497,606
Total Deposits	3,898,993	3,395,264	503,729	14.8	4,130,290
Shareholders' Equity	512,334	501,185	11,149	2.2	508,379
Shareholders' Equity available to Common Shareholders (per share)	17.90	17.61	0.29	1.6	17.78
Average Equity/Average Assets (YTD)	8.0%	9.0%			8.6%
Tier I Capital	$675,500	$637,875	$37,625	5.9%	$663,393
Tier I Leverage Ratio	10.4%	11.6%			10.3%
Total Risk-based Capital Ratio	13.2%	15.9%			13.1%
Nonperforming Assets to Total Assets	0.81%	0.86%			0.77%

IRWIN FINANCIAL CORPORATION
Selected Financial Highlights By Line of Business (continued)
($'s in thousands) Unaudited
Commercial Banking	Q4-2005	Q4-2004	$ Change	% Change	Q3-2005
Net Interest Income	$30,582	$24,513	$6,069	24.8%	$28,639
Provision for Loan and Lease Losses	(1,350)	(750)	(600)	(80.0)	(1,361)
Other Revenues	4,317	4,590	(273)	(6.0)	4,442
Total Net Revenues	33,549	28,353	5,196	18.3	31,720

Salaries, Pension, and Other Employee Expense	11,727	10,311	1,416	13.7	11,897
Other Expenses	7,446	6,778	668	9.9	7,394
Income Before Income Taxes	14,376	11,264	3,112	27.6	12,429
Income Taxes	5,714	4,544	1,170	25.8	4,795
Net Income	$8,662	$6,720	$1,942	28.9	$7,634

Net Charge-offs	$1,102	$565	$537	95.1%	$590
Net Interest Margin	3.81%	3.81%			3.83%

	YTD-2005	YTD-2004	$ Change	% Change
Net Interest Income	$110,758	$89,617	$21,141	23.6%
Provision for Loan and Lease Losses	(5,286)	(3,307)	(1,979)	(59.8)
Other Revenues	16,945	18,316	(1,371)	(7.5)
Total Net Revenues	122,417	104,626	17,791	17.0

Salaries, Pension, and Other Employee Expense	47,934	40,422	7,512	18.6
Other Expenses	29,128	25,028	4,100	16.4
Income Before Income Taxes	45,355	39,176	6,179	15.8
Income Taxes	17,976	15,752	2,224	14.1
Net Income	$27,379	$23,424	$3,955	16.9

Net Charge-offs	$2,847	$3,133	($286)	(9.1)%
Net Interest Margin	3.80%	3.75%

	December 31,	December 31,			September 30,
	2005	2004	$ Change	% Change	2005
Securities and Short-Term Investments	$340,811	$327,664	$13,147	4.0%	$421,395
Loans and Leases	2,680,220	2,223,474	456,746	20.5	2,618,692
Allowance for Loan and Lease Losses	(24,670)	(22,230)	(2,440)	(11.0)	(24,421)

Interest-Bearing Deposits	2,454,722	2,095,644	359,078	17.1	2,552,463
Noninterest-Bearing Deposits	342,913	295,195	47,718	16.2	364,272

Delinquency Ratio (30+ days):	0.13%	0.11%			0.12%

IRWIN FINANCIAL CORPORATION
Selected Financial Highlights By Line of Business (continued)
($'s in thousands) Unaudited
Commercial Finance	Q4-2005	Q4-2004	$ Change	% Change	Q3-2005
Net Interest Income	$9,183	$7,392	$1,791	24.2%	$8,959
Provision for Loan and Lease Losses	(1,410)	(2,021)	611	30.2	(1,481)
Gain on Sales of Loans	329	$392	(63)	(16.1)	1,530
Derivative (Losses) Gains, net	(185)	$39	(224)	(574.3)	(227)
Other Revenues	1,721	1,407	314	22.3	1,010
Total Net Revenues	9,638	7,209	2,429	33.7	9,791

Salaries, Pension, and Other Employee Expense	4,495	3,848	647	16.8	4,680
Other Expenses	482	758	(276)	(36.4)	733
Income Before Income Taxes	4,661	2,603	2,058	79.0	4,378
Income Taxes	1,891	1,521	370	24.3	1,840
Net Income	$2,770	$1,082	$1,688	155.9	$2,538

Net Charge-Offs	$937	$3,932	($2,995)	(76.2)%	$1,052
Loans Sold	7,513	9,313	(1,800)	(19.3)	19,804
Net Interest Margin	4.65%	4.95%			4.95%
Total Fundings of Loans and Leases	$138,544	$115,344	$23,200	20.1%	$119,345

	YTD-2005	YTD-2004	$ Change	% Change
Net Interest Income	$33,683	$28,084	$5,599	19.9%
Provision for Loan and Lease Losses	(6,211)	(6,798)	587	8.6
Gain on Sales of Loans	2,642	1,796	846	47.1
Derivative Losses, net	(717.36)	(535.65)	(180.71)	(33.8)
Other Revenues	5,512	5,016	496	9.9
Total Net Revenues	34,909	27,562	7,347	26.7

Salaries, Pension, and Other Employee Expense	17,531	14,333	3,198	22.3
Other Expenses	4,693	4,450	243	5.5
Income Before Income Taxes	12,685	8,779	3,906	44.5
Income Taxes	5,252	5,562	(310)	(5.6)
Net Income	$7,433	$3,217	$4,216	131.1

Net Charge-Offs	$4,806	$8,235	($3,429)	(41.6)%
Loans Sold	41,745	36,810	4,935	13.4
Net Interest Margin	4.80%	5.33%
Total Fundings of Loans and Leases	$451,524	$366,545	$84,979	23.2%

	December 31,	December 31,			September 30,
	2005	2004	$ Change	% Change	2005
Investment in Loans and Leases	$817,208	$625,140	$192,068	30.7%	$754,214
Allowance for Loan and Lease Losses	(10,756)	(9,624)	(1,132)	(11.8)	(10,366)
Delinquency ratio (30+ days)	0.66%	0.70%			0.59%

IRWIN FINANCIAL CORPORATION
Selected Financial Highlights By Line of Business (continued)
($'s in thousands) Unaudited
Mortgage Banking	Q4-2005	Q4-2004	$ Change	% Change	Q3-2005
Net Interest Income	$8,714	$10,179	($1,465)	(14.4)%	$11,304
Recovery of (Provision for) Loan Losses	(12)	(178)	166	93.3	183
Gain on Sales of Loans	14,774	34,169	(19,395)	(56.8)	18,518
Gain on Sale of Servicing	(829)	7,824	(8,653)	(110.6)	8,585
Loan Servicing Fees, Net of Amortization Expense	5,350	5,123	227	4.4	2,341
(Impairment) Recovery of Servicing Assets, Net of Hedging	(6,145)	(13,853)	7,708	55.6	(869)
Other Revenues	1,066	1,341	(275)	(20.5)	1,866
Total Net Revenues	22,918	44,605	(21,687)	(48.6)	41,928

Salaries, Pension, and Other Employee Expense	13,222	26,299	(13,077)	(49.7)	16,236
Other Expenses	14,044	15,813	(1,769)	(11.2)	15,861
Income (Loss) Before Income Taxes	(4,348)	2,493	(6,841)	(274.4)	9,831
Income Taxes	(1,728)	1,526	(3,254)	(213.2)	3,967
Net Income (Loss)	($2,620)	$967	($3,587)	(370.9)	$5,864

Total Mortgage Loan Originations:	$2,369,567	$3,460,886	($1,091,319)	(31.5)%	$3,203,536
Percent retail	6%	16%			8%
Percent wholesale	57%	30%			54%
Percent brokered	1%	11%			1%
Percent correspondent	36%	43%			37%
Refinancings as a Percentage of Total Originations	45%	52%			46%

	YTD-2005	YTD-2004	$ Change	% Change
Net Interest Income	$36,766	$40,825	($4,059)	(9.9)%
Recovery of (Provision for) Loan Losses	455	278	177	63.7
Gain on Sales of Loans	75,267	151,172	(75,905)	(50.2)
Gain on Sale of Servicing	14,412	16,681	(2,269)	(13.6)
Loan Servicing Fees, Net of Amortization Expense	17,622	8,779	8,843	100.7
(Impairment) Recovery of Servicing Assets, Net of Hedging	(48,853)	14,686	(63,539)	(432.7)
Other Revenues	6,815	6,653	162	2.4
Total Net Revenues	102,484	239,074	(136,590)	(57.1)

Salaries, Pension, and Other Employee Expense	69,369	118,439	(49,070)	(41.4)
Other Expenses	60,182	85,766	(25,584)	(29.8)
Income (Loss) Before Income Taxes	(27,067)	34,869	(61,936)	(177.6)
Income Taxes	(10,891)	14,603	(25,494)	(174.6)
Net Income (Loss)	($16,176)	$20,266	($36,442)	(179.8)

Total Mortgage Loan Originations:	$11,029,183	$13,093,082	($2,063,899)	(15.8)%
Percent retail	10%	20%
Percent wholesale	49%	34%
Percent brokered	4%	11%
Percent correspondent	37%	35%
Refinancings as a Percentage of Total Originations	47%	52%

	December 31,	December 31,			September 30,
	2005	2004	$ Change	% Change	2005
Owned Servicing Portfolio Balance	$18,265,288	$26,196,627	($7,931,339)	(30.3)%	$18,451,674
Weighted average interest rate	5.79%	5.75%			5.73%
Delinquency ratio (30+ days):	5.41%	4.59%			4.70%
Conventional	3.75%	2.94%			3.18%
Government	8.63%	7.43%			8.24%
Loans Held for Sale	$779,966	$662,832	$117,134	17.7	$757,527
Servicing Asset	261,309	319,225	(57,916)	(18.1)	259,549

IRWIN FINANCIAL CORPORATION
Selected Financial Highlights By Line of Business
($'s in thousands) Unaudited
Home Equity Lending	Q4-2005	Q4-2004	$ Change	% Change	Q3-2005
		(Restated)
Residual Asset Interest Income	$871	$2,615	($1,744)	(66.7)%	$1,260
Net Interest Income - Unsold Loans and Other	22,393	19,146	3,247	17.0	22,140
Recovery of (provision for) Loan Losses	(6,146)	593	(6,739)	(1136.4)	(3,113)
Trading Gains	(720)	9,536	(10,256)	(107.5)	324
Gain on Sales of Loans, Including Points and Fees	1,986	9,017	(7,031)	(78.0)	3,734
Servicing Income, net	776	2,675	(1,899)	(71.0)	2,549
Other Revenues	1,437	723	714	98.8	1,218
Total Net Revenues	20,597	44,305	(23,708)	(53.5)	28,112

Salaries, Pension, and Other Employee Expense	14,239	23,031	(8,792)	(38.2)	15,701
Other Expense	8,832	10,458	(1,626)	(15.5)	8,671
Income Before Income Taxes	(2,474)	10,816	(13,290)	(122.9)	3,740
Income Taxes	(981)	4,809	(5,790)	(120.4)	1,503
Net Income	($1,493)	$6,007	($7,500)	(124.9)	$2,237

Loan Volume	$318,134	$334,838	($16,704)	(5.0)%	$443,606
Loans Sold	164,162	469,683	(305,521)	(65.0)	150,730
Net Charge-offs (Loans Held for Investment)	937	1,257	(320)	(25.5)	1,222

	YTD-2005	YTD-2004	$ Change	% Change
		(Restated)
Residual Asset Interest Income	$6,465	$12,509	($6,044)	(48.3)%
Net Interest Income - Unsold Loans and Other	81,825	86,474	(4,649)	(5.4)
Provision for Loan Losses	(15,811)	(4,369)	(11,442)	(261.9)
Trading Gains	2,399	25,176	(22,777)	(90.5)
Gain on Sales of Loans, Including Points and Fees	17,849	29,180	(11,331)	(38.8)
Servicing Income, net	9,141	11,058	(1,917)	(17.3)
Other Revenues	4,278	2,433	1,845	75.8
Total Net Revenues	106,146	162,461	(56,315)	(34.7)

Salaries, Pension, and Other Employee Expense	64,432	75,649	(11,217)	(14.8)
Other Expense	37,907	39,130	(1,223)	(3.1)
Income Before Income Taxes	3,807	47,682	(43,875)	(92.0)
Income Taxes	1,555	19,615	(18,060)	(92.1)
Net Income	$2,252	$28,067	($25,815)	(92.0)

Loan Volume	$1,691,636	$1,442,314	$249,322	17.3%
Loans Sold	748,233	1,301,191	(552,958)	(42.5)
Net Charge-offs (Loans Held for Investment)	3,588	11,482	(7,894)	(68.8)

	December 31,	December 31,			September 30,
	2005	2004	$ Change	% Change	2005
Home Equity Loans Held for Sale	$513,231	$227,740	$285,491	125.4%	$807,673
Home Equity Loans Held for Investment	980,406	590,175	390,231	66.1	635,435
Allowance for Loan and Lease Losses	(23,552)	(11,330)	(12,222)	(107.9)	(18,343)
Residual Asset	15,580	51,542	(35,962)	(69.8)	23,720
Servicing Asset	30,502	44,000	(13,498)	(30.7)	38,950
Managed Portfolio	1,593,509	1,147,137	446,372	38.9	1,577,238
Delinquency Ratio (30+ days)	3.04%	4.76%			2.92%